Exhibit e.2

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VIRTUS FUNDS

SALES AGREEMENT

To:	Dealer Name
Attention:
Address
City, State, Zip Code

VP Distributors, LLC (“VPD”, “we”, “us”, or “our”) invites you to participate in the sale and distribution of shares of registered investment companies for which we are national distributor or principal underwriter, as listed in Annex A hereto (which such Annex may be amended by us from time to time in our sole discretion) (which shall collectively be referred to hereinafter as the “Funds”). Upon acceptance of this Sales Agreement (“Agreement”) by VPD, you may offer and sell shares of each of the Funds (hereafter “Shares”) subject, however, to the terms and conditions hereof including our right to suspend or cease the sale of any such Shares at any time. For the purposes hereof, the above referenced dealer shall be referred to as “you”.

1.	You understand and agree that in all sales of Shares by you to the public, you shall act as dealer for your customers or for your own account. All purchase orders and applications are subject to acceptance or rejection by us in our sole discretion and are effective only upon confirmation by us. Each purchase will be deemed to have been consummated in our principal office subject to our acceptance and effective only upon confirmation to you by us.

2.	You agree that all purchases of Shares by you shall be made only for the purpose of covering purchase orders already received from your customers (who may be any person other than a securities dealer or broker) or for your own bona-fide investment, each of which will be held in an account for which you are listed as dealer of record (each, an “Account”).

3.	You shall offer and sell Shares pursuant to this Agreement for the purpose of covering purchase orders of your customers, to the extent applicable, (a) at the current public offering price (“Offering Price”) for certain classes of shares (such as Class A) or (b) at the Net Asset Value for other classes of shares (such as Class C, Class I, Class R and/or Class R6), each as set forth in, and in accordance with the other provisions of, the current prospectus of each of the Funds.

4.	You shall pay us for Shares purchased on the earliest of the following: (i) within three (3) business days of the date of our confirmation to you of such purchase, (ii) within such time-frame as is required by laws, rules and regulations governing such matters (Applicable Law) or (iii) with respect to transactions processed through the services and systems of the national securities clearing corporation (NSCC), within the time-frame mandated by the rules and procedures of the NSCC. The purchase price in each case shall be as set forth in the current prospectus at the time the purchase order is received by us, which is generally expected to be: (a) the Offering Price, less only the applicable dealer discount (Dealer Discount) for Class A Shares, if applicable, or (b) the Net Asset Value, less only the applicable sales commission (Sales Commission) for Class C Shares, if applicable. We have the right, without notice, to cancel any order for which payment of good and sufficient funds has not been received by us as provided in this paragraph, in which case you may be held responsible for any loss suffered by us resulting from your failure to make payment as aforesaid.

5.	You understand and agree that any Dealer Discount, Sales Commission, or fee is subject to change from time to time without prior notice. Any orders placed after the effective date of any such change shall be subject to the Dealer Discount or Sales Commission in effect at the time such order is received by us.

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6.	You understand and agree that Shares purchased under this Agreement will not be delivered until payment of good and sufficient funds has been received by us. Delivery of Shares will be made by credit to an open shareholder Account.

7.	You understand that we will pay you an amount equal to the Dealer Discount, Sales Commission or fees on all purchases of Shares hereunder into an Account for which you are dealer of record. You understand and agree that the dealer of record for this purpose shall be the dealer through whom such shareholder most recently purchased Shares of such fund, unless the shareholder or you have instructed us otherwise. You understand that all amounts payable to you under this paragraph will be paid as of the end of the month unless specified otherwise for the total amount of Shares to which this paragraph is applicable but may be paid more frequently as we may determine in our discretion. Your request for Dealer Discount or Sales Commission reclaims, if any, will be considered only if adequate verification and documentation of the purchase in question is supplied to us, and the reclaim is requested within three years of the applicable purchase.

8.	You may purchase Shares into Accounts that are omnibus accounts, into individual beneficial owner accounts that are registered in your own name for the benefit of your customers, or into individual beneficial owner Accounts that are “fully disclosed” (meaning that they are registered in the name, and with the taxpayer identification number, of your customers) Accounts. We appoint the transfer agent (or identified sub-transfer agent) for each of the Funds as our agent to execute the purchase transaction of Shares and to confirm such purchases to you, or to your customers on your behalf, and irrespective of the means of registering such Accounts, you guarantee the legal capacity of each of your customers so purchasing such Shares. Whatever means of Account registration you elect, you understand and agree that if a customer’s Account is established without the customer signing the application form, you will be deemed to have made a representation hereunder, and you do hereby make such representation with respect to each such Account, that the instructions relating to the registration and shareholder options selected (whether on the application form, in some other document or orally) with respect to each Account are in accordance with the customer’s instructions and you hereby agree to indemnify the Funds, the transfer agent (or identified sub-transfer agent) and us for any loss, damage, claim, expense, or liability resulting from acting upon such instructions and/or otherwise from a breach of such representation.

9.	In the event that you designate that certain Shares to be purchased into an Account are being purchased under a letter of intent (a “Letter of Intent”), as to which a lesser sales load is applied due to the Letter of Intent, you acknowledge that you will receive a reduced Dealer Discount with respect to any Letter of Intent that is satisfied. You further acknowledge and agree, as set forth in our standard Letter of Intent, that if your customer fails to satisfy such Letter of Intent within the specified time, that they will be given the choice of either buying enough shares to fulfill the Letter of Intent or paying the difference between any sales charge previously paid and the otherwise applicable sales charge based on the intended aggregate purchases described in the Letter of Intent. If, after the requisite election period, your customer does not make an election, we will automatically redeem the number of the restricted shares needed to make up the deficiency in sales charges received.

10.	Unless you specifically identify to us other holdings for a given customer in a given Fund at the time of transmitting a purchase order, we may consider that your customer (the investor or beneficial owner in each case), owns no other Shares in that Fund or Funds, and may further assume that such investor is not entitled to any lower sales charge than that accorded to a single transaction in the amount of the purchase order, as set forth in the current prospectus.

11.	You understand and agree that if any Shares purchased by you under the terms of this Agreement are redeemed within seven (7) business days after the date of our confirmation to you of the original purchase order for such Shares, you shall forfeit the right to, and shall promptly pay over to us the amount of, any Dealer Discount or Sales Commission allowed to you with respect to such Shares. We will notify you of such redemption within ten (10) days of the date upon which the holder of Shares held in a shareholder open Account places or causes to be placed with us or with such fund an order to have such shares redeemed.

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12.	You understand and agree that our obligations to you under this Agreement are subject to all the provisions of the respective underwriting/distribution agreements entered into between us and each of the Funds. You understand and agree that in performing your services under this Agreement you are acting in the capacity of an independent contractor, and we are in no way responsible for the manner of your performance or for any of your acts or omissions in connection therewith. Nothing in this Agreement shall be construed to constitute you or any of your agents, employees, or representatives as our agent, partner or employee, or the agent, partner of employee of any of the Funds.

In connection with the sale and distribution of Shares, you agree to indemnify and hold the Funds and us, and our respective affiliates, employees, members, trustees and/or officers, harmless from any damage or expense as a result of (a) the negligence, misconduct or wrongful act by you or any employee, representative, or agent of yours, (b) any actual or alleged violation of any applicable law by you or any employee, representative, or agent of yours, (c) your breach of any representation, warranty, or covenant hereunder, and/or (d) our reliance on any instruction provided by you hereunder. Any indebtedness or obligation of yours to a Fund or us whether arising hereunder or otherwise, and any liabilities incurred or moneys paid by a Fund or us to any person as a result of any misrepresentation, wrongful or unauthorized act or omission, negligence of, or failure of you or your employees, representatives or agents to comply with this Agreement, shall be set off against any compensation payable under this Agreement. Any differential between such expenses and compensation payable hereunder shall be payable to the Fund(s) or us upon demand. The provisions of this Section 12 shall survive, and shall remain in full force and effect, notwithstanding any termination of this Agreement.

In connection with the sale and distribution of shares of Shares, we agree to indemnify and hold you harmless from any damage or expense (i) on account of the gross negligence, willful misconduct, or wrongful act by us or by any employee of ours, (ii) which arises out of or is based upon any untrue statement or alleged untrue statement of material fact, or the omission or alleged omission of a material fact in: (a) any registration statement, including any prospectus or any post-effective amendment thereto; or (b) any material prepared and/or supplied by us for use in conjunction with the offer or sale of Virtus Funds; or (c) any state registration or other document filed in any state or jurisdiction in order to qualify any Fund under the securities laws of such state or jurisdiction. The terms of this provision shall not be impaired by the termination of this Agreement.

13.	We will supply you with reasonable quantities of the current prospectus, periodic reports to shareholders, and sales materials for each of the Funds. You agree not to use any other advertising or sales material relating to the sale of shares of any of the Funds unless other advertising or sales material is (i) pre-approved in writing by us and (ii) we have, to the extent that filing of such material is required under applicable law, mutually agreed in writing as to the filing any such material.

14.	You agree, or covenant, to offer and sell Shares only in accordance with the terms and conditions of the then current prospectus of each of the Shares and subject to the provisions of this Agreement, and you will make no representations regarding the Shares, or their offer and sale, not contained in any such prospectus or any authorized supplemental sales material supplied by us. You agree to use your best efforts in the development and promotion of sales of the Shares covered by this Agreement, and agree to be responsible for the proper instruction, training and supervision of all sales representatives employed by you in order that such Shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. All expenses incurred by you in connection with your activities under this Agreement shall be borne by you. In consideration for the extension of the right to exercise telephone exchange and redemption privileges to you and your registered representatives, you agree to bear the risk of any loss resulting from any unauthorized telephone exchange or redemption instructions from, or reasonably believed by us or our agent to be from, you or your registered representatives.

15.	You represent that you are either properly registered as a broker or dealer under the Securities and Exchange Act of 1934 or exempt from such registration, and you are either a member of the Financial Industry Regulatory Authority, Inc. (FINRA) or not eligible for membership with FINRA; and if you are a bank, you represent that you are a member

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of all applicable self-regulatory organizations. You agree to notify us promptly of any change, termination or suspension of your status(es) as referenced in the foregoing sentence. You agree to abide by all the rules and regulations of FINRA and NASD Rules, including NASD Conduct Rule 2341, which is incorporated herein by reference as if set forth in full. You further agree to comply with all applicable state and federal laws and the rules and regulations of applicable regulatory agencies. You further agree that you will not sell, or offer for sale, Shares in any jurisdiction in which such Shares have not been duly registered or qualified for sale. You agree to promptly notify us with respect to (a) the initiation and disposition of any formal disciplinary action by the FINRA or any other agency or instrumentality having jurisdiction over your or any of your employees or agents with respect to the subject matter hereof; (b) the issuance of any form of deficiency notice by the FINRA or any such agency regarding your training, supervision or sales practices; and (c) the effectuation of any consensual order with respect thereto.

15.1	USA Patriot Act. You shall employ policies and procedures designed to comply with the rules and regulations promulgated from time to time by the Office of Foreign Asset Control (including transactions involving embargoed countries or Specifically Designated Nationals and Blocked Persons) and all other applicable money laundering restrictions, including, without limitation, such restrictions as may be adopted pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) of 2001 with respect to similarly situated financial institutions as VPD. You agree that you will perform the Customer Identification Program requirements of the USA Patriot Act, as applicable, with respect to all beneficial owners of all Accounts established, and transactions made, pursuant to this Agreement.

15.2	Sarbanes-Oxley Act. You agree to cooperate with VPD and will facilitate the filing by VPD, each Fund and/or their respective officers and auditors of any and all certifications or attestations as required by the Sarbanes-Oxley Act of 2002, including, without limitation, furnishing such sub-certifications from your relevant officers with respect to the services performed by you under this Agreement as reasonably requested from time to time.

15.3	Rule 38a-1. Upon reasonable request, you agree to provide your written policies and procedures to the Funds’ chief compliance officer for review and the Funds’ board of trustees’ approval to assist our compliance with Rule 38a-1 under the Investment Company Act of 1940, as amended. You further agree to cooperate with VPD in its review of such written policies and procedures, including, without limitation, furnishing such certifications and sub-certifications as VPD shall reasonably request from time to time. You agree that you shall promptly notify VPD and the Funds in the event that a “material compliance matter” (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect the services you provide under this Agreement.

15.4	Late Trading. You will accept no orders for the purchase and redemption of Fund shares after the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time) on any Business Day. For the purposes hereof, a “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission (hereinafter, the “SEC”), as amended from time to time, subject to such terms and conditions as may be set forth in the registration statements for the Funds as filed with the SEC, as the same shall be amended from time to time.

15.5	Market Timing. VPD may refuse to sell shares of any Fund (or series thereof) to any person, or suspend or terminate the offering of shares of any Fund (or series thereof), if such action is required by law or by regulatory authorities having jurisdiction with respect to VPD or Fund, as the case may be, or is, in the reasonable discretion of VPD, reasonably necessary in order to protect the best interests of its investors. You shall establish and maintain policies and procedures reasonably designed to detect, monitor and deter (including, without limitation, rejecting specific purchase orders) account owners (or their agents) whose purchase and redemption activity follows a market timing pattern, and to take such other actions as you

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deem necessary to discourage or reduce market timing activity. For the purposes hereof, “market timing activity” shall mean and refer to any discernable pattern of excessive trading in and out of a Fund (or series thereof) by one or more account owners (or their agents), including, without limitation, any purchase and sale (round trip) in and out of a single series of a Fund within any thirty day period. The parties acknowledge that, if necessary, such policies and procedures may include the identification of account owners engaged in such market timing activity and the imposition of restrictions on their requests to purchase or exchange Fund shares. You shall provide reasonable reports regarding your implementation and enforcement of such restrictions on purchase and redemption activity that follows a market-timing pattern upon request.

16.	Shareholder Information and SEC Rule 22c-2. If trading as an intermediary (an “Intermediary” for purposes of this Section 16, meaning a broker, dealer, bank or other entity that holds securities of record issued by the Funds in an Account registered in nominee name, in an omnibus Account, in an Account registered in your name for the benefit of your customers; and in the case of a participant-directed employee benefit plan that owns securities issued by the Funds, a retirement plan administrator under ERISA or any entity that maintains the plan’s participant records) you hereby agree as follows:

16.1	Agreement to Provide Information. Intermediary agrees to provide the Funds, upon written request, the taxpayer information number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund shares held through an account maintained by the Intermediary during the period covered by the request.

16.1.1	Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. If requested by the Fund, Intermediary agrees to provide the information specified in 16.1 for each trading day.

16.1.2	Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Funds or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Fund Agent promptly; or (iii) if directed by the Fund Agent, block further purchases of Fund shares from such accountholder. In such instance, Intermediary agrees to inform the Fund Agent whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

16.1.3	Limitations on Use of Information. The Fund Agent agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

16.2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions of the Funds’ shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Funds for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

16.2.1	Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include any equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

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16.2.2	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

16.2.3	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund Agent that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

16.3	Definitions. For purposes of this paragraph:

16.3.1	The term “Funds” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

16.3.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

16.3.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name or, if applicable, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

17.	Either party may terminate this Agreement for any reason by written or electronic notice to the other party which termination shall become effective fifteen (15) days after the date of mailing or electronically transmitting such notice to the other party. We may also terminate this Agreement for cause or as a result of a violation by you, as determined by us in our discretion, of any of the provisions of this Agreement, said termination to be effective on the date of mailing written or electronic notice to you of the same. Without limiting the generality of the foregoing, your own expulsion from the FINRA will automatically terminate this Agreement without notice. Your suspension from the FINRA or violation of applicable state or Federal laws or rules and regulations of applicable regulatory agencies will terminate this Agreement effective upon the date of our mailing written notice or transmitting electronic notice to you of such termination. Our failure to terminate this Agreement for any cause shall not constitute a waiver of our right to so terminate at a later date.

18.	All communications and notices to you or us shall be sent to the addresses set forth at the beginning of this Agreement or to such other address as may be specified in writing from time to time.

19.	VPD agrees to comply with all laws, rules, regulations, and ordinances relating to privacy, confidentiality, security, data security, and the handling of customer information which may from time to time be established. VPD agrees not to disclose or use any consumer nonpublic personal information (including nonpublic personal financial information and nonpublic personal health information), which may be supplied by you to VPD in performance under this Agreement other than to: a) carry out the purpose for which the information was provided; and b) to use or disclose the information as otherwise permitted or required by law. You agree to comply with all laws, rules, regulations, and ordinances relating to privacy, confidentiality, security, data security, and the handling of customer information which may from time to time be established. You agree not to disclose or use any consumer nonpublic personal information (including nonpublic personal financial information and nonpublic personal health information), which may be supplied by VPD to you in performance under this Agreement other than to: a) carry out the purpose for which the information was provided; and b) to use or disclose the information as otherwise permitted or required by law. This provision will survive, and continue in full force and effect after, the termination of this Agreement.

20.	Any notice or other communication given by you to us under the terms of this Agreement shall be executed or communicated by an individual who has been duly authorized by you. VPD, the Funds, the Funds’ transfer agent and named sub-transfer agent, and the employees and agents of each, shall be fully protected in acting upon any notice or other communication reasonably believed to be signed or communicated by an authorized individual, and VPD, the Funds, the Funds’ transfer agent and named sub-transfer agent, and the employees and agents of each, shall be under no duty to make any investigation or inquiry into the authority of such individual. Without limiting the foregoing, you agree that, unless and until you send timely notice of termination of your registered representatives

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to us, (a) VPD, the Funds, the Funds’ transfer agent and named sub-transfer agent, and the employees and agents of each, may rely on the designation of your registered representatives as listed on the transfer agent records for the Funds in answering inquiries and/or placing transactions from your current or former registered representatives, and (b) you will continue to be responsible and liable under the terms of this Agreement, including the indemnification provisions thereof, for the actions and/or omissions of such terminated registered representatives.

21.	This Agreement shall become effective upon the date of its acceptance by us as set forth herein. This Agreement may be amended by VPD from time to time by sending a copy of the amendment to you. In the event that you fail to object to the terms of such amendment within thirty (30) days of the receipt thereof, or in the event that you sooner place a transaction in an Account or open a new Account after receipt of any such amendment, the terms of such amendment shall be deemed to be binding and enforceable upon you. This Agreement may not be amended by you without the written consent of VPD. This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Delaware applicable to contracts entered into and fully performed therein. This Agreement is not assignable or transferable, except that we may assign or transfer this Agreement to any successor distributor of the Shares described herein.

ACCEPTED ON BEHALF OF		ACCEPTED ON BEHALF OF

VP DISTRIBUTORS, LLC
Name of Dealer Firm

Date		Date

By		By

Name	Barry Mandinach	Print Name

Title	President	Print Title

FINRA CRD Number

VPD 80 (9/19)